Alternative Loan Trust Resecuritization 2007-26R
Issuing Entity

Final Term Sheet

$41,798,027

(Approximate)

CWALT, Inc.
Depositor

Deutsche Bank Securities Inc.
Sponsor and Seller

The Bank of New York
Trustee and Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and none of the depositor, the issuing entity or any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUING ENTITY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

ii

FREE WRITING PROSPECTUS DATED DECEMBER 17, 2007

Resecuritization Pass-Through Certificates, Series 2007-26R
Distributions payable monthly, beginning December 26, 2007
__________________

The issuing entity will issue the following classes of certificates, which are offered pursuant to this free writing prospectus and the accompanying prospectus:

Class	Initial Class Certificate Balance/ Notional Amount	Pass-Through Rate(1)	Class	Initial Class Certificate Balance/ Notional Amount	Pass-Through Rate(1)
Class A-1	$ 29,258,519(2)	7.00%	Class A-9	$ 12,539,408(2)	Floating
Class A-2	$ 12,539,408(2)	7.00%	Class A-10	$ 12,539,408(2)(3)	Floating
Class A-3	$ 29,258,519(2)	Floating	Class A-11	$ 12,539,408(2)	5.50%
Class A-4	$ 29,258,519(2)(3)	Floating	Class A-12	$ 12,539,408(2)	6.00%
Class A-5	$ 29,258,519(2)	5.50%	Class A-13	$ 12,539,408(2)	6.50%
Class A-6	$ 29,258,519(2)	6.00%	Class A-14	$ 2,687,016(2)(3)	7.00%
Class A-7	$ 29,258,519(2)	6.50%	Class A-R	$ 100	7.00%
Class A-8	$ 6,269,682(2)(3)	7.00%

(1) The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the method of calculating their pass-through rates and their initial ratings, are listed in the tables under “Summary — Description of the Certificates” beginning on page 3 of this free writing prospectus.

(2) All or a portion of the Class A-1 and Class A-2 Certificates may be deposited in exchange for certain portions of the Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13 and Class A-14 Certificates as described in this free writing prospectus under “Description of the Certificates - Exchangeable Certificates.” The maximum initial class certificate balance or notional amount of each class of Exchangeable Certificates is set forth in the table but is not included in the aggregate class certificate balance of the certificates offered.

(3) The Class A-4, Class A-8, Class A-10 and Class A-14 Certificates are interest only notional amount certificates. Their initial notional amounts are set forth in the table but are not included in the aggregate class certificate balance of the certificates offered.

Summary

●
This summary highlights selected information from this document and does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of an offering of the certificates, read carefully this entire document and the accompanying prospectus.

●
In order to make an investment decision regarding the certificates offered by this free writing prospectus, you must read carefully each of the following documents which are attached as exhibits to this free writing prospectus: (a) the prospectus supplement for the deposited underlying certificates, dated November 29, 2006, for CWALT, Inc., Alternative Loan Trust 2006-39CB, Mortgage Pass-Through Certificates, Series 2006-39CB, as supplemented by the supplement dated November 30, 2006 (together, “the underlying prospectus supplement”), which describes the specific terms of the deposited underlying certificates and (b) the supplement, dated December 17, 2007, to the underlying prospectus supplement (the “supplement”), which provides additional information regarding the deposited underlying certificates and the underlying mortgage loans in the underlying trust.

●
Unless otherwise noted, all of the statistical calculations in this free writing prospectus are based on the information in the November 26, 2007 underlying trust monthly statement, which is included in Annex B to the supplement.

●
While this summary contains an overview of certain calculations, cash flow priorities and other information to aid your understanding, you should read carefully the full description of these calculations, cash flow priorities and other information in this free writing prospectus and the accompanying prospectus before making any investment decision.

Issuing Entity

Alternative Loan Trust Resecuritization 2007-26R, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor, Underlying Certificate Seller and Underlying Underwriter

Deutsche Bank Securities Inc., a Delaware corporation. Its address is 60 Wall Street New York, New York 10005.

Significant Obligor

Alternative Loan Trust 2006-39CB, a common law trust formed under the laws of the State of New York.

Trustee and Servicer

The Bank of New York

Trust Agreement

The trust agreement among the underlying certificate seller, the depositor and the trustee, under which the issuing entity will be formed.

Closing Date

On or about December 18, 2007.

Offered Certificates

Alternative Loan Trust Resecuritization 2007-26R will issue fifteen classes of certificates, all of which are being offered by this free writing prospectus and the accompanying prospectus.

Issuing Entity Assets

The assets of Alternative Loan Trust Resecuritization 2007-26R will consist of ownership interests in the CWALT, Inc., Alternative Loan Trust 2006-39CB, Mortgage Pass-Through Certificates, Series 2006-39CB, Class 2-A-1 Certificates (the “Class 2-A-1 deposited underlying certificates”) and the Class 2-A-2 Certificates (the “Class 2-A-2 deposited underlying certificates” and, together with the Class 2-A-1 deposited underlying certificates, the “deposited underlying certificates”) approximately as follows: (i) a 50.0000000% ownership interest in the Class 2-A-1 deposited underlying certificates and (ii) a 30.1242103% ownership interest in the Class 2-A-2 deposited underlying certificates, in each case based on the related class certificate balance as of the close of business on November 26, 2007. The total principal amount of assets in the issuing entity is approximately $41,798,027. The Class 2-A-2 deposited underlying certificates are notional amount, interest only certificates that do not have a class certificate balance and are not entitled to distributions in respect of principal.

The Underlying Mortgage Loans

The deposited underlying certificates represent senior ownership interests in an underlying trust. The assets of the underlying trust consist of two loan groups of primarily 30-year conventional fixed rate mortgage loans secured by first liens on one-to four-family residential properties. The deposited underlying certificates received distributions primarily from the cashflow on the underlying mortgage loans in loan group 2.

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance/Notional Amount	Type	Initial Rating (S&P) (1)	Initial Rating (Moody’s) (1)

Class A-1	$29,258,519	Fixed Pass-Through Rate/Super Senior/Depositable(2)	AAA	Aaa

Class A-2	$12,539,408	Fixed Pass-Through Rate/Support/Depositable(2)	AAA	Aaa

Class A-3	$29,258,519	Floating Pass-Through Rate/Super Senior/Exchangeable(2)	AAA	Aaa

Class A-4	$29,258,519	Inverse Floating Pass-Through Rate/Notional Amount/Interest Only/Exchangeable(2)	AAA	Aaa

Class A-5	$29,258,519	Fixed Pass-Through Rate/Super Senior/Exchangeable(2)	AAA	Aaa

Class A-6	$29,258,519	Fixed Pass-Through Rate/Super Senior/Exchangeable(2)	AAA	Aaa

Class A-7	$29,258,519	Fixed Pass-Through Rate/Super Senior/Exchangeable(2)	AAA	Aaa

Class A-8	$ 6,269,682	Fixed Pass-Through Rate/Notional Amount/Interest Only/Exchangeable(2)	AAA	Aaa

Class	Initial Class Certificate Balance/Notional Amount	Type	Initial Rating (S&P) (1)	Initial Rating (Moody’s) (1)

Class A-9	$12,539,408	Floating Pass-Through Rate/Support/Exchangeable(2)	AAA	Aaa

Class A-10	$12,539,408	Inverse Floating Pass-Through Rate/Notional Amount/Interest Only/Exchangeable(2)	AAA	Aaa

Class A-11	$12,539,408	Fixed Pass-Through Rate/Support/Exchangeable(2)	AAA	Aaa

Class A-12	$12,539,408	Fixed Pass-Through Rate/Support/Exchangeable(2)	AAA	Aaa

Class A-13	$12,539,408	Fixed Pass-Through Rate/Support/Exchangeable(2)	AAA	Aaa

Class A-14	$ 2,687,016	Fixed Pass-Through Rate/ Notional Amount/Interest Only/Exchangeable(2)	AAA	Aaa

Class A-R	$ 100	Fixed Pass-Through Rate/Residual	AAA	Aaa
__________

(1)
The certificates will not be offered unless they are assigned the indicated ratings by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”). A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(2)
All or a portion of the depositable certificates may be deposited in exchange for certain portions of the exchangeable certificates, as applicable, as described in this free writing prospectus under “Description of the Certificates—Exchangeable Certificates.” The maximum initial class certificate balances or notional amounts of the exchangeable certificates are set forth in the table.

The certificates also will have the following characteristics:

Class	Pass-Through Rate	Interest Accrual Period(1)	Interest Accrual Convention
Class A-1	7.00%	calendar month (2)	30/360 (3)
Class A-2	7.00%	calendar month (2)	30/360 (3)
Class A-3	LIBOR + 0.45% (4)	(5)	30/360 (3)
Class A-4	6.55% - LIBOR (4)	(5)	30/360 (3)
Class A-5	5.50%	calendar month (2)	30/360 (3)
Class A-6	6.00%	calendar month (2)	30/360 (3)
Class A-7	6.50%	calendar month (2)	30/360 (3)
Class A-8	7.00%	calendar month (2)	30/360 (3)
Class A-9	LIBOR + 0.45% (4)	(5)	30/360 (3)
Class A-10	6.55% - LIBOR (4)	(5)	30/360 (3)
Class A-11	5.50%	calendar month (2)	30/360 (3)
Class A-12	6.00%	calendar month (2)	30/360 (3)
Class A-13	6.50%	calendar month (2)	30/360 (3)
Class A-14	7.00%	calendar month (2)	30/360 (3)
Class A-R	7.00%	calendar month (2)	30/360 (3)
__________
(1)	The certificates will settle with accrued interest.

(2)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30-day months.

(4)
The pass-through rates on the LIBOR Certificates may adjust monthly based on the level of one-month LIBOR, subject to the applicable minimum and maximum pass-through rates as described in this free writing prospectus under “Description of

Certificates—Interest.” LIBOR for the related interest accrual period is calculated as described in this free writing prospectus under “Description of the Certificates - Determination of LIBOR.”

(5)
The interest accrual period for any distribution date will be the one-month period commencing on the 25th day of the month prior to the month in which that distribution date occurs and ending on the 24th day of the month of that distribution date.

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates

Depositable Certificates	Class A-1 and Class A-2 Certificates

Exchangeable Certificates	Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13 and Class A-14 Certificates

LIBOR Certificates	Class A-3, Class A-4, Class A-9 and Class A-10 Certificates

Notional Amount Certificates	Class A-4, Class A-8, Class A-10 and Class A-14 Certificates

Offered Certificates or Certificates	Depositable Certificates, Exchangeable Certificates and Class A-R Certificates

Record Date

For the first distribution date, the closing date. For any other distribution date, the last day of the calendar month preceding the month of the distribution date.

Denominations

Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the trust agreement.

Distribution Dates

Distributions on the deposited underlying certificates are made on the 25th day of each month, or if the 25th day of a month is not a business day, then on the next business day. We will make distributions on the offered certificates on the same day. The first distribution on the offered certificates is scheduled for December 26, 2007.

Last Scheduled Distribution Date

The last scheduled distribution date for each class of certificates is the distribution date in January 2037. Since the rate of distributions in reduction of the class certificate balance of each class of certificates will depend on the rate of payment (including prepayments) of the underlying mortgage loans and resultant payments of principal on the Class 2-A-1 deposited underlying certificates, the class certificate balance of any such class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Distributions

The related interest accrual period, interest accrual convention and pass-through rate for each class of certificates is shown in the table on page 4.

On each distribution date, to the extent interest funds are available from the deposited underlying certificates, each class of depositable certificates and the Class A-R Certificates will be entitled to receive:

•	interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance of that class immediately prior to that distribution date; and

•	any interest remaining unpaid from prior distribution dates.

On each distribution date, each class of exchangeable certificates will be entitled to receive a proportionate share of the amounts distributed as interest on the related class of depositable certificates that has been deposited.

Principal Distributions

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available from the Class
2-A-1 deposited underlying certificates on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.

On each distribution date, each class of exchangeable certificates (other than the notional amount certificates) will be entitled to receive a proportionate share of the amounts distributed as principal of the related class of depositable certificates that has been deposited.

The notional amount certificates do not have class certificate balances and are not entitled to any distributions in respect of principal.

Exchangeable Certificates

Depositable certificates may be deposited in exchange for a proportionate interest in one or more classes of exchangeable certificates as shown on Annex A to this free writing prospectus. Depositable certificates can be exchanged for the exchangeable certificates by notifying the trustee, depositing the correct proportions of the applicable depositable certificates and paying an exchange fee. Principal of and interest on the depositable certificates so deposited is used to pay principal of and/or interest on the related exchangeable certificates. Annex A lists the available combinations of the depositable certificates eligible for deposit in exchange for the exchangeable certificates.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will consist of the following (after the applicable amounts described under the next heading are subtracted):

•
available interest funds equal to the aggregate of all previously undistributed amounts received by the trustee on or prior to that distribution date as distributions of interest on the deposited underlying certificates; and

•
available principal funds equal to the aggregate of all previously undistributed amounts received by the trustee on or prior to that distribution date as distributions of principal on the Class 2-A-1 deposited underlying certificates.

Fees and Expenses

The amounts available for distributions on any distribution date will not include amounts reimbursed to the depositor or taxes payable by the issuing entity, each as described under “Description of the Certificates — Expenses.” The trustee fee and any expenses reimbursable to the trustee will be paid by the underlying certificate seller and will not be an obligation of the issuing entity.

Priority of Distributions

Priority of Distributions Among Certificates

In general, on any distribution date, available funds will be distributed in the following order:

•	from available interest funds, to interest on each class of depositable certificates, pro rata, based on their respective interest distribution amounts;

•	from available principal funds, to principal of the classes of depositable certificates then entitled to receive distributions of principal, in the order set forth below; and

•	from any remaining available amounts, to the Class A-R Certificates.

Principal

On each distribution date, the available principal funds will be distributed as principal of the certificates in the following order:

1.	to the Class A-R Certificates, until its class certificate balance is reduced to zero; and

2.	concurrently, to the Class A-1 and Class A-2 Certificates, pro rata, until their respective class certificate balances are reduced to zero.

Allocation of Losses

If any realized losses on the underlying mortgage loans are allocated to the Class 2-A-1 deposited underlying certificates, they will be allocated sequentially, to the Class A-2 and Class A-1 Certificates, in that order, until their respective class certificate balances are reduced to zero.

On each distribution date, the class certificate balance of each class of then outstanding exchangeable certificates (other than the notional amount certificates) will be reduced by a proportionate share of the amount of the realized losses allocated on that distribution date to the related class of depositable certificates that has been deposited.

Credit Enhancement

Except as described in “Description of the Certificates—Allocation of Losses,” the issuing entity does not include any credit enhancement mechanism. The only credit enhancement available to the offered certificates consists of the credit enhancement provided to the deposited underlying certificates.

Credit Enhancement of Underlying Issuing Entity

In addition to issuing the deposited underlying certificates, the underlying trust issued thirty-nine other classes of certificates, including twelve classes of certificates that are subordinated to the deposited underlying certificates. These classes of underlying subordinated certificates provide credit enhancement for the other classes of certificates issued by the underlying trust, including the deposited underlying certificates as described in the underlying prospectus supplement under the heading “Credit Enhancement—Subordination”. Credit enhancement is generally provided to the deposited underlying certificates by allocation of realized losses to the subordinated certificates issued by the underlying trust until the class certificate balances of such subordinated certificates are reduced to zero.

If any realized losses on the underlying mortgage loans are allocated to the deposited underlying certificates, they will be allocated to the certificates as described under “—Allocation of Losses” above.

Optional Termination of the Underlying Issuing Entity

Although there is no optional termination provision in Alternative Loan Trust Resecuritization 2007-26R, the master servicer of the mortgage loans held in the underlying trust may terminate the underlying trust on any distribution date on which the aggregate outstanding stated principal balance of the underlying mortgage loans and any real estate owned by the underlying trust is less than or equal to 10% of the aggregate stated principal balance of the underlying mortgage loans as of the cut-off date for the underlying trust. Any termination of the underlying trust will terminate the issuing entity and result in early prepayment of the certificates.

Tax Status

For federal income tax purposes, the issuing entity will be comprised of multiple entities consisting of a trust beneath which are one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the deposited underlying certificates and any other assets designated in the trust agreement. The master REMIC will issue several classes of uncertificated REMIC regular interests, all of which will be held in trust, and a single class of REMIC residual interest. The depositable certificates and the exchangeable certificates will represent beneficial ownership of one or more of the uncertificated master REMIC regular interests held in trust. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

ERISA Considerations

The certificates (other than the Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met.

Legal Investment

Each class of certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization.

Description of the Deposited Underlying Certificates

All of the information contained herein with respect to the Deposited Underlying Certificates (as defined below) is derived from (i) information contained in the prospectus supplement related to the Deposited Underlying Certificates, attached to this free writing prospectus as Exhibit I (the “Underlying Prospectus Supplement”) and (ii) information contained in the supplement to the Underlying Prospectus Supplement, attached to this free writing prospectus as Exhibit II (the “Supplement”), including information obtained from the monthly statement provided by the Underlying Trustee (as defined below) in connection with the November 26, 2007 Underlying Distribution Date (as defined below), which is included in Annex B to the Supplement (the “November 26, 2007 Underlying Trust Monthly Statement”). The Reference Date is November 1, 2007.

Unless otherwise noted, all statistical calculations in this free writing prospectus are based on the information in the November 26, 2007 Underlying Trust Monthly Statement.

The assets of the Alternative Loan Trust Resecuritization 2007-26R (the “Issuing Entity”) will consist of an approximately 50.0000000% and 30.1242103% ownership interest in the CWALT, Inc., Alternative Loan Trust 2006-39CB, Mortgage Pass-Through Certificates, Series 2006-39CB, Class 2-A-1 Certificates (the “Class 2-A-1 Deposited Underlying Certificates”) and the Class 2-A-2 Certificates (the “Class 2-A-2 Deposited Underlying Certificates”), respectively. The Class 2-A-2 Deposited Underlying Certificates and the Class 2-A-1 Deposited Underlying Certificates (together, the “Deposited Underlying Certificates”) were issued pursuant to a pooling and servicing agreement, dated as of November 1, 2006 (the “Underlying Agreement”), among CWALT, Inc., as depositor, Countrywide Home Loans, Inc. (“Countrywide Home Loans”), as a seller, Park Granada, LLC, as a seller, Park Monaco, Inc., as a seller, Park Sienna LLC, as a seller, Countrywide Home Loans Servicing LP, as master servicer, and The Bank of New York, as trustee (in such capacity, the “Underlying Trustee”).

The Deposited Underlying Certificates evidence senior interests in a trust (the “Underlying Trust”) created by the Underlying Agreement and were issued together with certain other classes of senior certificates (collectively, the “Underlying Senior Certificates”), certain classes of subordinated certificates (the “Underlying Subordinated Certificates”), and certain residual interests. The Underlying Trust consists of two loan groups of primarily 30-year conventional fixed rate mortgage loans (the “Underlying Mortgage Loans”) secured by first liens on one- to four-family residential properties. The aggregate outstanding stated principal balance of the Underlying Mortgage Loans (the “Underlying Mortgage Pool Principal Balance”) in the Underlying Trust as of the Reference Date was approximately $730,580,783.

After giving effect to the distributions made on the November 26, 2007 Underlying Distribution Date, the Class 2-A-1 Deposited Underlying Certificates had a Class Certificate Balance of approximately $83,596,056, and the Class 2-A-2 Deposited Underlying Certificate had a notional amount of approximately $138,752,278.

In addition, after giving effect to the distributions made on the November 26, 2007 Underlying Distribution Date, the Underlying Subordinated Certificates had an aggregate Class Certificate Balance of approximately $43,417,811 representing approximately 5.94% of the aggregate Class Certificate Balance of all certificates issued by the Underlying Trust. The Underlying Subordinated Certificates provide credit enhancement for the Underlying Senior Certificates as described in the Underlying Prospectus Supplement under the heading “Credit Enhancement—Subordination”, and are the only credit enhancement for the certificates.

For additional information regarding the Deposited Underlying Certificates, prospective investors should carefully review the Underlying Prospectus Supplement and the Supplement thereto, attached as Exhibits I and II, respectively, to this free writing prospectus.

The Issuing Entity will be entitled to receive all distributions on the Deposited Underlying Certificates due after November 26, 2007.

Description of the Certificates

General

The certificates will be issued pursuant to a trust agreement dated as of November 26, 2007 (the “Trust Agreement”) among the Depositor, the Underlying Certificate Seller and the Trustee. The following sections of this free writing prospectus are summaries of the material terms of the certificates and the Trust Agreement pursuant to which the certificates will be issued. They do not purport to be complete, however, and are subject to, and are qualified in their entirety by reference to, the provisions of the Trust Agreement. When particular provisions or terms used in the Trust Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the Trust Agreement after the Issuing Entity issues the certificates. The certificates represent obligations of the Issuing Entity only and do not represent an interest in or obligation of CWALT, Inc., the Underlying Certificate Seller or any of their affiliates.

The Resecuritization Pass-Through Certificates, Series 2007-26R, will consist of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14 and Class A-R Certificates (collectively, the “certificates” or the “offered certificates”). All of the certificates are offered by this free writing prospectus.

When describing the certificates in this free writing prospectus, we sometimes use the following terms:

Designation	Classes of Certificates

Depositable Certificates	Class A-1 and Class A-2 Certificates

Exchangeable Certificates	Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13 and Class A-14 Certificates

LIBOR Certificates	Class A-3, Class A-4, Class A-9 and Class A-10 Certificates

Notional Amount Certificates	Class A-4, Class A-8, Class A-10 and Class A-14 Certificates

Offered Certificates or Certificates	Depositable Certificates, Exchangeable Certificates and Class A-R Certificates

The certificates are generally referred to as the following types:

Class	Type

Class A-1 Certificates	Fixed Pass-Through Rate/Super Senior/Depositable

Class A-2 Certificates	Fixed Pass-Through Rate/Support/Depositable

Class A-3 Certificates	Floating Pass-Through Rate/Super Senior/Exchangeable

Class	Type

Class A-4 Certificates	Inverse Floating Pass-Through Rate/Notional Amount/Interest Only/Exchangeable

Class A-5 Certificates	Fixed Pass-Through Rate/Super Senior/Exchangeable

Class A-6 Certificates	Fixed Pass-Through Rate/Super Senior/Exchangeable

Class A-7 Certificates	Fixed Pass-Through Rate/Super Senior/Exchangeable

Class A-8 Certificates	Fixed Pass-Through Rate/Notional Amount/Interest Only/Exchangeable

Class A-9 Certificates	Floating Pass-Through Rate/Support/Exchangeable

Class A-10 Certificates	Inverse Floating Pass-Through Rate/Notional Amount/Interest Only/Exchangeable

Class A-11 Certificates	Fixed Pass-Through Rate/Support/Exchangeable

Class A-12 Certificates	Fixed Pass-Through Rate/Support/Exchangeable

Class A-13 Certificates	Fixed Pass-Through Rate/Support/Exchangeable

Class A-14 Certificates	Fixed Pass-Through Rate/ Notional Amount/Interest Only/Exchangeable

Class A-R Certificates	Fixed Pass-Through Rate/Residual

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of certificates (other than the Notional Amount Certificates) as of any Distribution Date is the initial Class Certificate Balance thereof reduced by the sum of:

•	all amounts previously distributed to holders of certificates of such class as payments of principal,

•	the amount of Underlying Realized Losses allocated to such class, as described below under “—Allocation of Losses”, and

•	the pro rata portion of amounts, described below under “—Expenses”, paid on any prior Distribution Date,

and, in the case of each class of Depositable Certificates to which Underlying Realized Losses have been allocated, increased by the amount of Subsequent Recoveries (as defined in the Underlying Prospectus Supplement) on the Underlying Mortgage Loans distributed as principal to the Class 2-A-1 Deposited Underlying Certificates (see “The Agreements—Application of Liquidation Proceeds” in the prospectus).

The Class Certificate Balance of each class of Exchangeable Certificates (other than the Notional Amount Certificates) for any Distribution Date will equal the proportionate share of the Class Certificate Balance immediately prior to that Distribution Date of the related class of Depositable Certificates that has been deposited and will be increased by a proportionate share of the amount of Subsequent Recoveries allocated on that Distribution Date to the related class of Depositable Certificates that has been deposited.

Calculation of Notional Amount

The Class A-4, Class A-8, Class A-10 and Class A-14 Certificates are notional amount certificates, do not have Class Certificate Balances and are not entitled to any distributions in respect of principal.

The notional amount for the interest accrual period for any Distribution Date and:

•	the Class A-4 Certificates will equal the Class Certificate Balance of the Class A-3 Certificates immediately prior to such Distribution Date;

•
the Class A-8 Certificates will equal the sum of (i) the product of (a) the Class Certificate Balance of the Class A-5 Certificates immediately prior to such Distribution Date and (b) a fraction, the numerator of which is 1.50 and the denominator of which is 7.00, (ii) the product of (a) the Class Certificate Balance of the Class A-6 Certificates immediately prior to such Distribution Date and (b) a fraction, the numerator of which is 1.00 and the denominator of which is 7.00, and (iii) the product of (a) the Class Certificate Balance of the Class A-7 Certificates immediately prior to such Distribution Date and (b) a fraction, the numerator of which is 0.50 and the denominator of which is 7.00.

•	the Class A-10 Certificates will equal the Class Certificate Balance of the Class A-9 Certificates immediately prior to such Distribution Date; and

•
the Class A-14 Certificates will equal the sum of (i) the product of (a) the Class Certificate Balance of the Class A-11 Certificates immediately prior to such Distribution Date and (b) a fraction, the numerator of which is 1.50 and the denominator of which is 7.00, (ii) the product of (a) the Class Certificate Balance of the Class A-12 Certificates immediately prior to such Distribution Date and (b) a fraction, the numerator of which is 1.00 and the denominator of which is 7.00, and (iii) the product of (a) the Class Certificate Balance of the Class A-13 Certificates immediately prior to such Distribution Date and (b) a fraction, the numerator of which is 0.50 and the denominator of which is 7.00.

The Decrement Tables in this free writing prospectus are based on the information in the November 26, 2007 Underlying Trust Monthly Statement.

Book-Entry Certificates; Denominations

The certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in a fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates that, in the aggregate, will equal the aggregate initial Class Certificate Balance of each class of certificates and which will be held by a depository, initially a nominee of The Depository Trust Company. Beneficial interests in the book-entry certificates will be held indirectly by investors through the book-entry facilities of the depository as described in this free writing prospectus. Investors may hold the beneficial interests in the book-entry certificates in minimum denominations representing an original principal amount or notional amount of $25,000 and in integral multiples of $1 in excess thereof. The Depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities — Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the Trust Agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the Issuing Entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities — Book-Entry Registration of Securities” in the prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during their initial interest accrual period at the applicable initial pass-through rates set forth in the table under “— Interest” below, and during each interest accrual period thereafter at the applicable rate determined as described in the table under “— Interest” below.

LIBOR applicable to an Interest Accrual Period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that Interest Accrual Period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the Trustee, as calculation agent, will establish LIBOR for the related Interest Accrual Period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next interest accrual period will be calculated in accordance with the method described in the prospectus under “Description of the Securities — Indices Applicable to Floating Rate and Inverse Floating Rate Classes — LIBOR Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.027%.

Distributions on the Deposited Underlying Certificates; Accounts

On or prior to the Closing Date, the Trustee will establish an account (the “Distribution Account”), which will be maintained in trust for the benefit of the Certificateholders. The Trustee will deposit or cause to be deposited in the Distribution Account all amounts it receives in respect of the Deposited Underlying Certificates. It is expected that distributions on the Deposited Underlying Certificates will be received by the Trustee on each Distribution Date and will then be used to make distributions on that day to certificateholders as described below.

On or prior to the closing date, the Trustee also will establish an account (the “Exchangeable Certificates Distribution Account”), which will be maintained in trust for the benefit of the holders of the Exchangeable Certificates. The Trustee will deposit or cause to be deposited in the Exchangeable Certificates Distribution Account all amounts it receives in respect of the Depositable Certificates that have been deposited, which will then be used to make distributions on that day to the applicable class or classes of Exchangeable Certificates as described below.

Investments of Amounts Held in Accounts

Funds on deposit in the Distribution Account and the Exchangeable Certificates Distribution Account will not be invested.

Exchangeable Certificates

General. The Class A-1 and Class A-2 Certificates are “Depositable Certificates.” All or a portion of the Depositable Certificates may be deposited in exchange for a proportionate interest in the Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13 and Class A-14 Certificates (the “Exchangeable Certificates”), as applicable, only in the combinations shown in Annex A to this free writing prospectus. All or a portion of the Exchangeable Certificates may also be deposited in exchange for the related Depositable Certificates in the same manner. Each exchange may be effected only in proportions that result in the principal and interest entitlements of the certificates being received being equal to the principal and interest entitlements of the certificates deposited. This process may occur repeatedly.

The classes of Depositable Certificates and of Exchangeable Certificates that are outstanding at any given time, and the outstanding Class Certificate Balances or notional amounts of these classes, will depend upon any related distributions of principal, as well as any exchanges that occur and prior principal distributions. Depositable Certificates and Exchangeable Certificates may be exchanged only in the combinations and in the proportions that the initial Class Certificate Balances or notional amounts of such certificates bear to one another as shown in Annex A to this free writing prospectus.

Holders of Exchangeable Certificates will be the beneficial owners of a proportionate interest in the uncertificated REMIC Interests underlying the related Depositable Certificates that are deposited and will receive a proportionate share of the distributions on those certificates.

Procedures. If a holder of Depositable Certificates wishes to exchange its Depositable Certificates for the related Exchangeable Certificates or a holder of Exchangeable Certificates wishes to exchange its Exchangeable Certificates for the related Depositable Certificates, the certificateholder must notify the Trustee no later than three business days before the proposed exchange date. Notice to the Trustee may be provided by email to cwmacrs@bankofny.com or by telephone at (800) 254-2826. The exchange date will be subject to the Trustee’s approval but it can generally be any business day other than the first or last business day of the month. The notice must (i) be on the certificateholder’s letterhead, (ii) carry a medallion stamp guarantee or be signed by an authorized signatory and be presented with an incumbency certificate and (iii) set forth the following information: the CUSIP number of both the certificates to be exchanged and the certificates to be received, the outstanding Class Certificate Balance or notional amount, as applicable, and the initial Class Certificate Balance or notional amount, as applicable, of the certificates to be exchanged, the certificateholder’s DTC participant number and the proposed exchange date. After receiving the notice, the Trustee will email the certificateholder with wire payment instructions relating to the exchange fee and, assuming the combination or exchange is a permitted combination or exchange as listed on Annex A, the certificateholder will use the Deposit and

Withdrawal System at DTC to exchange the certificates. A notice becomes irrevocable on the second business day before the proposed exchange date.

In connection with each exchange, the certificateholder must pay the Trustee a fee equal to 1/32 of 1% of the outstanding Class Certificate Balance or notional amount of the certificates to be exchanged. In no event, however, will the fee be either less than $2,000 or greater than $25,000. The exchange will be completed upon the receipt by the Trustee of the exchange fee and the beneficial interest in the Depositable Certificates.

The Trustee will make the first distribution on a Depositable Certificate or an Exchangeable Certificate received in an exchange transaction on the Distribution Date in the following month to the certificateholder of record as of the close of business on the last day of the month of the exchange.

Neither the Trustee nor the Depositor will have any obligation to ensure the availability of the applicable certificates for the desired combination or exchange or to accomplish any combination or exchange other than those listed on Annex A to this free writing prospectus.

Expenses

The following table summarizes the related expenses to be paid from the assets of the Issuing Entity and the source of payments for the expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency

REMIC expenses	Expenses incurred in connection with the administration of the REMICs and any taxes owed by the REMICs	Reimbursement of expenses and taxes	Amounts on deposit in the Distribution Account	Time to time

Indemnification expenses / the Depositor	Amounts for which the Depositor is entitled to indemnification (3)	Indemnification	Amounts on deposit in the Distribution Account	Monthly

(1)	Any change to the fees and expenses described in this free writing prospectus would require an amendment to the Trust Agreement.

(2)	The expenses shown in this table are paid prior to distributions on the certificates.

(3)	The Depositor is entitled to indemnification of certain expenses.

Withdrawals From the Distribution Account

The Trustee is permitted from time to time to withdraw funds from the Distribution Account for the following purposes:

•  to make distributions to the certificateholders as described in this free writing prospectus,

•  to reimburse the Depositor for certain expenses and liabilities reimbursable to the Depositor under the Trust Agreement,

•  to pay any taxes imposed on the Issuing Entity,

•  to withdraw any amount deposited in the Distribution Account and not required to be deposited therein, and

•  to clear and terminate the Distribution Account upon termination of the Trust Agreement.

Distributions

Distributions on the Deposited Underlying Certificates are made on the 25th day of each month, or if the 25th day of a month is not a business day, then on the next business day (each, an “Underlying Distribution Date”). Distributions on the certificates will be made on the same day (each, a “Distribution Date”). The first Distribution Date for the certificates is scheduled for December 26, 2007. Distributions on the certificates will be made on each Distribution Date to the persons in whose names the certificates are registered at the close of business on the related Record Date. The “Record Date” for (x) the first Distribution Date will be the Closing Date and (y) for each other Distribution Date will be the last day of the calendar month preceding the month of the Distribution Date.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more and who has so notified the Trustee in writing in accordance with the Trust Agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the Trustee.

Priority of Distributions Among Certificates

As more fully described in this free writing prospectus, distributions of interest on the classes of certificates will be made on each Distribution Date from Available Interest Funds for such Distribution Date. Similarly, distributions of principal on the classes of certificates then entitled to receive distributions of Available Principal Funds for such Distribution Date will be made in the order set forth under “Description of the Certificates—Principal” in this free writing prospectus.

“Available Interest Funds” for any Distribution Date will equal the aggregate of all previously undistributed amounts received by the Trustee on or prior to such Distribution Date as distributions of interest on the Deposited Underlying Certificates.

“Available Principal Funds” for any Distribution Date will equal (i) the aggregate of all previously undistributed amounts received by the Trustee on or prior to such Distribution Date as distributions of principal on the Class 2-A-1 Deposited Underlying Certificates, reduced by (ii) the sum of the amounts described above under “—Expenses” that have not previously been paid by a reduction of Available Funds from the Deposited Underlying Certificates.

“Available Funds” for any Distribution Date will equal the sum of (i) Available Interest Funds for such Distribution Date and (ii) Available Principal Funds for such Distribution Date.

In the event that Depositable Certificates are exchanged for their related Exchangeable Certificates, such Exchangeable Certificates will be entitled to a proportionate share of the principal and interest distributions on the related class of Depositable Certificates that has been deposited. In addition, the outstanding Exchangeable Certificates will bear a proportionate share of losses (except in the case of the Notional Amount Certificates) and net interest shortfalls allocable to the related class of Depositable Certificates that has been deposited.

Interest

Pass-Through Rates. The classes of offered certificates (other than the LIBOR Certificates) will have the respective pass-through rates set forth on the cover page of this free writing prospectus.

Each class of LIBOR Certificates will bear interest during its initial interest accrual period at the Initial Pass-Through Rate set forth below, and will bear interest during each interest accrual period thereafter, subject to the applicable Maximum and Minimum Pass-Through Rates set forth below, at the per annum rate determined by reference to LIBOR as described below:

Class	Initial Pass-Through Rate	Maximum/Minimum Pass-Through Rate	Formula for Calculation of Pass-Through Rate
Class A-3	5.4770%	7.00%/0.45%	LIBOR + 0.45%
Class A-4	1.5230%	6.55%/0.00%	6.55% - LIBOR
Class A-9	5.4770%	7.00%/0.45%	LIBOR + 0.45%
Class A-10	1.5230%	6.55%/0.00%	6.55% - LIBOR
Interest Entitlement. With respect to each Distribution Date for all classes of certificates other than the LIBOR Certificates, the “Interest Accrual Period” will be the calendar month preceding the month of the Distribution Date. The Interest Accrual Period for the LIBOR Certificates will be the one-month period commencing on the 25th day of the month before the month in which that Distribution Date occurs and ending on the 24th day of the month in which the Distribution Date occurs. Each Interest Accrual Period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

On each Distribution Date, each class of Depositable Certificates and the Class A-R Certificates will be entitled to receive from Available Interest Funds an amount allocable to interest (as to each such class, the “Interest Distribution Amount”) with respect to the related Interest Accrual Period. The Interest Distribution Amount for any class of Depositable Certificates and the Class A-R Certificates will equal the sum of (i) interest at the applicable pass-through rate on the related Class Certificate Balance immediately prior to that Distribution Date, and (ii) the sum of the amounts, if any, by which the amount described in clause (i) above on each prior Distribution Date exceeded the amount actually distributed as interest on such prior Distribution Dates and not subsequently distributed (“Unpaid Interest Amounts”). On each Distribution Date, the payment of the Interest Distribution Amount will not exceed, and will be paid solely from, the Available Interest Funds for the related Interest Accrual Period.

If the interest entitlements of the Deposited Underlying Certificates are reduced as provided in the Underlying Agreement, the interest entitlements of the Class A-1, Class A-2 and Class A-R Certificates for the corresponding Interest Accrual Period will be reduced proportionately. A reduction in such interest entitlement may result from Relief Act Reductions (as defined in the Underlying Prospectus Supplement) or Net Prepayment Interest Shortfalls (as defined in the Underlying Prospectus Supplement). See “Description of the Certificates—Interest” in the Underlying Prospectus Supplement. On each Distribution Date, each class of Exchangeable Certificates will be allocated a proportionate share of the

Relief Act Reductions and Net Prepayment Interest Shortfalls allocated to the related class of Depositable Certificates that has been deposited.

In the event that, on a particular Distribution Date, Available Interest Funds in the Distribution Account applied in the order described above under “—Priority of Distributions Among Certificates” are not sufficient to make a full distribution of the interest entitlement on the classes of Depositable Certificates and the Class A-R Certificates, interest will be distributed on each class of certificates pro rata based on the amount of interest each such class would otherwise have been entitled to receive in the absence of such shortfall. Any Unpaid Interest Amount will be carried forward and added to the amount holders of each such class of certificates will be entitled to receive on the next Distribution Date. Any Unpaid Interest Amount so carried forward will not bear interest.

Principal

On each Distribution Date, Available Principal Funds will be distributed to the classes of Depositable Certificates and the Class A-R Certificates in the following order:

1. to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero; and

2.	concurrently, to the Class A-1 and Class A-2 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero.

On each Distribution Date, each outstanding class of Exchangeable Certificates (other than the Notional Amount Certificates) will be entitled to receive a proportionate share of the Available Principal Funds distributed to the related class of Depositable Certificates that have been deposited.

Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the Issuing Entity shall exist, whether or not they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to certain other distributions as set forth in the Trust Agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Losses

On each Distribution Date, all Realized Losses (as defined in the Underlying Prospectus Supplement) that are allocated to the Class 2-A-1 Deposited Underlying Certificates (collectively, “Underlying Realized Losses”) will be allocated sequentially, to the Class A-2 and Class A-1 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero.

The Class Certificate Balance of each class of Exchangeable Certificates (other than the Notional Amount Certificates) will be reduced by a proportionate share of the amount of Realized Losses allocated on that Distribution Date to the related class of Depositable Certificates that has been deposited and will be increased by a proportionate share of the amount of Subsequent Recoveries (as defined in the Underlying Prospectus Supplement) allocated on that Distribution Date to the related class of Depositable Certificates that has been deposited.

Annex A

Available Exchanges of Depositable Certificates for Exchangeable Certificates(1)(2)

Classes of Depositable Certificates			Related Classes of Exchangeable Certificates
Classes of Depositable Certificates	Maximum Original Certificate Balance	Pass-Through Rate	Classes of Exchangeable Certificates	Maximum Original Certificate Balance or Notional Amount	Pass-Through Rate
Recombination 1
Class A-1	$29,258,519	7.00%	Class A-3	$29,258,519	LIBOR + 0.45%
			Class A-4(3)	$29,258,519	6.55% - LIBOR

Recombination 2(4)
Class A-1	$29,258,519	7.00%	Class A-5	$29,258,519	5.50%
			Class A-6	$29,258,519	6.00%
			Class A-7	$29,258,519	6.50%
			Class A-8(3)	$6,269,682	7.00%
Recombination 3
Class A-2	$12,539,408	7.00%	Class A-9	$12,539,408	LIBOR + 0.45%
			Class A-10(3)	$12,539,408	6.55% - LIBOR

Recombination 4(5)
Class A-2	$12,539,408	7.00%	Class A-11	$12,539,408	5.50%
			Class A-12	$12,539,408	6.00%
			Class A-13	$12,539,408	6.50%
			Class A-14(3)	$2,687,016	7.00%

_________
(1)
Depositable Certificates and Exchangeable Certificates may be exchanged only in the proportions shown in this Annex A. In any exchange, the relative proportions of the Depositable Certificates to be delivered (or, if applicable, received) in such exchange will equal the proportions reflected by the outstanding class certificate balances or notional amounts of the related Depositable Certificates at the time of exchange.

(2)
If, as a result of a proposed exchange, a certificateholder would hold a Depositable Certificate or Exchangeable Certificate of a class in an amount less than the applicable minimum denomination for that class, the certificateholder will be unable to effect the proposed exchange. See “Description of the Certificates— Book-Entry Certificates; Denominations” in this free writing prospectus.

(3)	The Class A-4, Class A-8, Class A-10 and Class A-14 Certificates are interest only notional amount certificates.
(4)
In Recombination 2, the Class A-1 Certificates may be exchanged for either (i) the Class A-5 and Class A-8 Certificates, (ii) the Class A-6 and Class A-8 Certificates or (iii) the Class A-7 and Class A-8 Certificates in such proportions that result in the principal and interest entitlements of the classes of certificates received being equal to the principal and interest entitlements of the Class A-1 Certificates. See “Description of the Certificates - Calculation of Notional Amount” in this free writing prospectus.

(5)
In Recombination 4, the Class A-2 Certificates may be exchanged for either (i) the Class A-11 and Class A-14 Certificates, (ii) the Class A-12 and Class A-14 Certificates or (iii) the Class A-13 and Class A-14 Certificates in such proportions that result in the principal and interest entitlements of the classes of certificates received being equal to the principal and interest entitlements of the Class A-2 Certificates. See “Description of the Certificates - Calculation of Notional Amount” in this free writing prospectus.

A-1

Exhibit I:

Prospectus Supplement and Prospectus
for the Deposited Underlying Certificates

CWALT, Inc., Alternative Loan Trust 2006-39CB Prospectus Supplement dated November 29, 2006 and the Prospectus dated November 14, 2006 attached thereto, as supplemented by the Supplement dated November 30, 2006, each previously filed on EDGAR under file number 333-131630-72 and available online at:
http://www.sec.gov/Archives/edgar/data/1269518/000095012406007291/v25493b5e424b5.txt
and
http://www.sec.gov/Archives/edgar/data/1380948/000090514806007207/efc6-2912_5995907fm424b5.htm

I-1

Exhibit II:

Supplement to the Prospectus Supplement and Prospectus
for the Deposited Underlying Certificates

Supplement dated December 17, 2007 to the CWALT, Inc., Alternative Loan Trust 2006-39CB Prospectus Supplement dated November 29, 2006 and the Prospectus dated November 14, 2006 attached thereto, previously filed on EDGAR under file number 333-131630-72 and available online at:
 http://www.sec.gov/Archives/edgar/data/1269518/000114420407068455/v097604_424b3.htm

II-1